SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 24, 2007
 Date of Report (date of earliest event reported):

BETTER BIODIESEL, INC.
 (Exact name of registrant as specified in its charter)

Colorado	333-67174	84-1153946
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

355 South 1550 West

Spanish Fork, UT 84660

 (Address of principal executive offices)

Registrant’s telephone number, including area code: (801) 990-2810

Mountain States Holdings, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c)                 Election of Directors; Appointment of Principal Officers

On January 26, 2007, the Board of Directors of Better Biodiesel, Inc. (the “Company”) appointed Gary Crook as its Chief Financial Officer.  Pursuant to the terms of the employment agreement as approved by the Company’s Board of Directors, Mr. Crook shall receive a salary of One Thousand Dollars ($1,000) per day or One Hundred Thirty Seven Dollars and Fifty Cents ($137.50) per hour if less than a day is worked.

Additionally, Mr. Crook shall receive equity in the Company in the form of options or warrants equal to one percent (1%) of the Company’s issued and outstanding stock as of January 22, 2007, with an exercise price equal to the closing price of the Company’s stock quoted on the Over the Counter Bulletin Board (“OTCBB”) as of that day.  The vesting of such has not been determined.  Mr. Crook will be entitled to a cash bonus at the discretion of the Board of Directors.  During the course of his employment with the Company, Mr. Crook will continue to remain a Partner with Tatum, LLC.

As CFO, Mr. Crook shall serve as such until the earlier of (i) his resignation, (ii) his termination by the Company or (iii) his death or disability.

Mr. Crook is a Partner in the Salt Lake City practice off Tatum, LLC, whose twenty-five year career includes serving as the Chief Financial and Controller in public, foreign and privately held companies in the business services, healthcare and retail segments.  His professional accomplishments include coordinating the $4 million acquisition of a radio station and helping take public SOS Staffing Services, a temporary staffing and consulting firm.  He has led two follow-on equity offerings and a private debt placement, raising over $100 million.  He is also a director and chairman of the audit committee for Q Comm International, Inc., an electronic prepaid transaction processor headquartered in Utah (QMMI.PK).  Mr. Crook holds both a B.S. in Business Economics and Masters in Business Administration from the University of Utah.

To the extent that any information called for in this Item 5.02(c) is unavailable, the Company will provide such information in an amendment to this Form 8-K within four (4) days from when this information becomes available.

Item 9.01                   Financial Statements and Exhibits

Exhibit 10.4          Employment Letter              Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated January 29, 2007

BETTER BIODIESEL, INC.

	By:	/s/ Ron Crafts
Ron Crafts
Chief Executive Officer